EXHIBIT 10.5.8

PRO RATA MPF® PARTICIPATION AGREEMENT

This Pro Rata MPF Participation Agreement (the “Agreement”) is entered into as of the 30th day of April, 1999 between the FEDERAL HOME LOAN BANK OF PITTSBURGH, (“MPF Bank”), a corporation of the United States of America, and the FEDERAL HOME LOAN BANK OF CHICAGO (the “MPF Provider”), a corporation of the United States of America.

RECITALS

WHEREAS, the MPF Bank has entered into a separate agreement with the MPF Provider (the “Services Agreement”) pursuant to which the MPF Bank has agreed to make the MORTGAGE PARTNERSHIP FINANCE® Program available to its members and the MPF Provider has agreed to provide certain services in connection with the MPF Bank’s participation in the MPF Program.

WHEREAS, the MPF Bank proposes to enter into Participating Financial Institution Agreements (“PFI Agreements”) with its member financial institutions (each a “PFI”), whereby the PFI, pursuant to Master Commitments entered into between the PFI and the MPF Bank from time to time (each a “Master Commitment”), will do one or more of the following from time to time:

(i)	underwrite and originate, as agent for the MPF Bank, residential mortgage loans which will be funded and owned by the MPF Bank (such loans being “Agency Loans”); or

(ii)	sell to the MPF Bank residential mortgage loans originated or purchased by the PFI which the MPF Bank will purchase and own (such loans being “Closed Loans”),

(each such residential mortgage loan is herein called a “Loan” and are collectively called “Loans”);

WHEREAS, under the terms of the Services Agreement, the MPF Bank has certain rights and opportunities to sell to the MPF Provider, and the MPF Provider in certain cases is obligated, or otherwise may agree, to purchase certain participation interests in Designated Loans (hereinafter defined), such participation interests being transferred pursuant to that certain Liquidity Option MPF Participation Agreement amongst the parties hereto and of even date herewith (the “LOP Agreement); and

WHEREAS, under the terms of the Services Agreement, the MPF Bank has certain rights and opportunities to sell to MPF Provider, and MPF Provider in certain cases is obligated, or otherwise may agree, to purchase certain pro rata participation interests in the Loans funded or purchased under one or more Master Commitments, in each case such participations shall be at the Master Commitment level and not at the Delivery Commitment or Loan level.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used herein, the following terms shall have the following respective meanings:

“Borrower” shall mean the obligor or obligors under any Loan.

“Business Day” shall mean any day that the MPF Provider is open for business.

“Designated Delivery Commitment” shall have the meaning set forth in the Services Agreement and as more particularly described in the LOP Agreement.

“Designated Loan(s)” shall mean, for any Master Commitment, the Loan or Loans funded under each Designated Delivery Commitment.

“Guides” shall mean, collectively, the Origination Guide and the Servicing Guide promulgated by the MPF Provider for the MPF Program, as revised from time to time.

“Loan Documents” for any Loan shall mean the Note, the mortgage or other security documents executed and delivered by the applicable Borrower and all other documents evidencing or securing such Loan, as the same may be amended, supplemented, modified or restated from time to time.

“Majority Investor” shall mean, for any Master Commitment subject to this Agreement and for which there are no Designated Loans, either the MPF Provider if the MPF Provider’s Share in such Master Commitment is greater than fifty percent (50%), or the MPF Bank if the MPF Provider’s Share in the Master Commitment is fifty percent (50%) or less, at the time the Participation Certificate is issued. In the event a Master Commitment has Designated Loans, then “Majority Investor” shall mean, with respect to such Master Commitment, either the MPF Provider if the MPF Provider’s Share in such Master Commitment together with the aggregate balance of the Designated Loans is greater than fifty percent (50%) of the aggregate balance of the Loans subject to the Master Commitment, or the MPF Bank if the MPF Provider’s Share in the Master Commitment together with the aggregate balance of the Designated Loans is fifty percent (50%) or less of the aggregate balance of the Loans subject to the Master Commitment, at the tune the Participation Certificate is issued.

“Minority Investor” shall mean, for any Master Commitment, either the MPF Provider if the MPF Bank is the Majority Investor, or the MPF Bank if the MPF Provider is the Majority Investor, at the time the Participation Certificate is issued.

“MPF Provider’s Share” shall mean a percentage equal to the percentage undivided interest of the MPF Provider in each Loan for each Master Commitment that becomes subject to this Agreement. In the event a Master Commitment has Designated Loans, such percentage undivided interest shall be determined after excluding any Designated Loans.

“MPF Provider’s Pro Rata Spread Account” shall mean, for any Master Commitment not having Designated Loans, a memo account in the amount of the MPF Provider’s Share of that Master Commitment multiplied by the total amount allocable to the Spread Account for such Master Commitment, and for any Master Commitment having Designated Loans, a memo account in the amount of the MPF Provider’s Share of that Master Commitment multiplied by the total amount allocable to the Spread Account for such Master Commitment after deducting the amount allocable to the Designated Loans.

“MPF Provider’s LOP Spread Account” shall mean, for any Master Commitment having one or more Designated Delivery Commitments, a memo account in the amount of the Spread Account for such Master Commitment allocable to the Designated Loans.

“Note” for any Loan shall mean the promissory note from the Borrower payable to the order of (i) the PFI or the MPF Bank (in the case of Loans Originated for MPF Bank) or (ii) the PFI and duly endorsed by the PFI to the MPF Bank (in the case of Loans which the PFI has originated and have been Purchased by MPF Bank) or (iii) the originator of such Loan and duly endorsed by such originator and by all intervening holders of such Loan, if any, and duly endorsed by the PFI to the MPF Bank for Loans which PFI has purchased (in the case of Loans which the PFI did not originate and which have been Purchased by MPF Bank), in each case evidencing such Loan.

“Participation Interest” shall mean the undivided interest of the MPF Provider in each Loan in a Master Commitment, the size of such undivided interest being the percent stated in the related Participation Certificate for such Master Commitment, provided however, that for any Master Commitment having Designated Loans, the undivided percent interest will be determined after excluding the Designated Loans, and in either case, subject to the provisions of Article III of this Agreement, and in either case, subject to Realized Losses arising from all Loans in the Master Commitment being paid from or charged against the following sources, in the following order:

(i) if arising from Designated Loans, first against the MPF Provider’s LOP Spread Account and then, and first for all other Loans, against the MPF Provider’s Pro Rata Spread Account and the MPF Bank’s Spread Account on a pro rata basis until both are exhausted;

(ii) next from the Credit Enhancement obligation of the PFI; and

(iii) lastly, any Residual Realized Losses shall be shared by the parties on the following basis:

For Designated Loans, the MPF Provider shall pay or absorb an amount equal to the Residual Realized Losses as provided in the LOP Agreement, then the balance of the Realized Residual Losses shall be shared by the MPF Provider and MPF Bank on a pro rata basis. For all other Loans, the MPF Bank and MPF Provider shall share the Realized Residual Losses on a pro rata basis.

“Participation Certificate” shall mean the notices or reports given by the MPF Provider to the MPF Bank for each Master Commitment, evidencing the MPF Provider’s Participation Interest in the Master Commitment which has been transferred to the MPF Provider pursuant to this Agreement, which when the Master Commitment closes or expires, the MPF Bank shall acknowledge in the form of the Certificate attached hereto as Exhibit A.

“Program” shall mean the MORTGAGE PARTNERSHIP FINANCE Program of the MPF Provider, which is governed by the Guides (as defined in the Services Agreement and PFI Agreement), the PFI Agreements and the Master Commitments.

“Pro rata basis” when used to describe how Realized Losses will be allocated to the MPF Provider’s Pro Rata Spread Account and the MPF Bank’s Spread Account or how other items will be allocated between the parties, shall mean sharing such losses based on the ratio of each party’s interest in a Master Commitment but excluding any Designated Loans from such calculation.

“Residual Realized Losses” means, with respect to any Master Commitment, Realized Losses as that term is defined in the Guides in excess of the sum of the MPF Bank’s Spread Account, the MPF Provider’s Pro Rata Spread Account and the Credit Enhancement obligation of the PFI, plus for a Master Commitment having Designated Loans, the MPF Provider’s LOP Spread Account.

Other terms used herein shall be defined as set forth in this Agreement. Any term used herein which is not so defined shall have the meaning ascribed to such term in the Services Agreement, which includes the FHLB Guide, or in the Guides.

ARTICLE II

SUBSCRIPTION PROVISIONS

2.1. MPF PROVIDER’S REPRESENTATIONS. The MPF Provider enters into this Agreement upon the following representations and warranties, which shall inure to the benefit of the MPF Bank and survive the acceptance of the subscription being made hereby:

2.1.1. Investment. The MPF Provider, by the execution of this Agreement, represents and warrants that (i) the Participation Certificates to be acquired pursuant to this Agreement will be acquired solely for its own account, for investment and not with a view to the resale or distribution of any thereof; and (ii) the purchase of its Participation Interest is a legal investment for the MPF Provider under applicable laws. The MPF Provider understands that the Participation Certificates have not been registered under the

Securities Act of 1933, as amended (the “1933 Act”), or any state securities or blue sky laws, and represents and warrants that if any of the Participation Certificates shall be later disposed of or encumbered in any manner, which such the MPF Provider does not now contemplate, such disposition or encumbrance shall be accomplished in a manner which does not violate, or create a potential violation of, the registration provisions of the 1933 Act and the rules and regulations thereunder, or any applicable state securities or blue sky laws.

2.1.2. MPF Provider Experience. The MPF Provider has such knowledge and experience in financial and business matters that the MPF Provider is capable of evaluating the merits and risks of investment in the Program and of making an informed investment decision. The MPF Provider understands that there are substantial risks incident to the investment in the Participation Certificates. The MPF Provider has carefully reviewed and understands the risks of, and the financial and non-financial considerations relating to, the investment in the Participation Certificates.

2.1.3. MPF Provider’s Risk of Loss. The MPF Provider assumes all risk of loss in connection with its interest in each Loan, each PFI Agreement and each Master Commitment, as if it had lent the Loan directly to the Borrower or entered into each PFI Agreement and each Master Commitment directly with each applicable PFI, respectively, subject, however, to the allocation of Realized Losses in accordance with the terms of this Agreement.

2.1.4. No Public Market. The MPF Provider understands that there is no public or established market for the Participation Certificates. The MPF Provider has adequate means in providing for its current needs and possible future contingencies, and has no need, and anticipates no need in the foreseeable future, to sell its Participation Certificates. The MPF Provider is able to bear the economic risks of this investment and, consequently, without limiting the generality of the foregoing, it is able to hold the Participation Certificates for an indefinite period of time and has sufficient net worth to sustain a loss of its entire investment in the Participation Certificates in the event such loss should occur.

2.1.5. MPF Provider a U.S. Person. The MPF Provider hereby certifies under penalties of perjury that the MPF Provider is not a nonresident alien for purposes of U.S. income taxation, that the MPF Provider’s tax identification number is 36-6001019 and that the MPF Provider is not subject to backup withholding.

2.2. COVENANTS.

2.2.1. Funding of MPF Provider’s Participation Interest. The MPF Provider will fund the MPF Bank’s Clearing Account established pursuant to the Services Agreement sufficiently from time to time to cover funding of the MPF Provider’s Share of the Loans funded or purchased under the MPF Bank’s Delivery Commitments. The MPF Bank may withdraw funds from such account from time to time to fund the origination of Loans subject to the terms of this Agreement.

2.2.2. Allocation to Spread Accounts. From time to time, as the MPF Bank makes allocations to the Spread Account under each Master Commitment, such allocation shall be split on a pro rata basis between the MPF Provider’s Pro Rata Spread Account and the MPF Bank’s Spread Account provided, however, that for any Master Commitment having Designated Loans, the amount of the Spread Account attributable to the Designated Loans shall be allocated to the MPF Provider’s LOP Spread Account.

2.2.3. Delivery of Participation Certificates. From time to time as each Master Commitment closes or expires, the MPF Bank shall acknowledge the prior notices and reports by delivering a final Participation Certificate to the MPF Provider.

2.2.4. Participation Provisions and Priorities. The Participation Interest shall be subject to the provisions of Article III of this Agreement. The MPF Bank and the MPF Provider agree that except for interests in Designated Loans, all other participation interests granted to any of the parties to this Agreement, pursuant to any other participation agreement shall be subject and subordinate to Participation Interests and MPF Provider’s Shares granted under this Agreement. It is understood and agreed that all percentage or pro rata participations granted pursuant to this Agreement or any other participation agreement among any of the parties to this Agreement shall be determined after subtracting Designated Loans from each Master Commitment for the purpose of calculating the percentage or pro rata participations in each Master Commitment.

2.3. MPF PROVIDER’S INDEMNIFICATION OBLIGATION. The MPF Provider agrees to indemnify, defend and hold harmless the MPF Bank, its affiliates and each stockholder, director, officer, employee and agent, if any, thereof from and against any and all loss, damage, liability or expense, including (without limitation) costs and attorneys’ fees and expenses, to which it may be put or which it may incur by reason of, or in connection with, any misrepresentation made by the MPF Provider in this Agreement, any breach by the MPF Provider of its warranties and/or any failure by the MPF Provider to fulfill any covenants or agreements set forth in this Agreement. All representations, warranties and covenants and the indemnification contained in this Agreement shall survive the acceptance of this subscription and the receipt of the Participation Certificates and the termination or expiration of this Agreement. The MPF Provider’s indemnification under this section does not include any loss, damage, liability or expense arising out of any litigation challenging the authority of the MPF Provider to engage in the Program, including Texas Savings & Community Bankers Assoc., et al. v. Federal Housing Finance Board, Case No. A 97 CA 421SS (W. Dist. Texas).

2.4. MPF BANK’S REPRESENTATIONS. The MPF Bank enters into this Agreement and makes the following representations, which shall inure to the benefit of the MPF Provider and survive the acceptance of the subscription being made hereby: (i) the MPF Bank is the owner of the Loans and of the Participation Interests to be sold to MPF Provider hereunder, and the MPF Bank’s interest in the Loans and the Participation has not been encumbered or hypothecated; (ii) the MPF Bank has received all necessary regulatory approvals to engage in the Program; and (iii) each Participation Interest to be sold to the MPF Provider hereunder is free and clear of any adverse claim from any person or entity claiming by or through the MPF Bank.

2.5. MPF BANK’S WARRANTY. The MPF Bank warrants to MPF Provider that in accordance with terms of the Program, the Loans will have a level of credit enhancement equivalent to the amount of subordination necessary for a mortgage pool (constituted similarly to the Loans) to receive a AA rating from a nationally recognized rating agency.

2.6. MPF BANK’S INDEMNIFICATION OBLIGATION. The MPF Bank agrees to indemnify, defend and hold harmless the MPF Provider, its affiliates and each stockholder, director, officer, employee and agent, if any, thereof from and against any and all loss, damage, liability or expense, including (without limitation) costs and attorney’s fees and expenses, to which it may be put or which it may incur by reason of, or in connection with, any misrepresentation made by the MPF Bank in this Agreement, any breach by the MPF Bank of its warranties and/or any failure by the MPF Bank to fulfill any covenants or agreements set forth in this Agreement or arising out of the sale or distribution of any of the Participation Certificates by it in violation of the Securities Act of 1933, as amended, or any applicable state securities or blue sky laws. All representations, warranties and covenants and the indemnification contained in this Agreement shall survive the acceptance of this subscription and the receipt of the Participation Certificates and the termination of this Agreement. The MPF Bank’s indemnification under this section does not include any loss, damage, liability or expense arising out of any litigation challenging the authority of the MPF Provider to engage in the Program, including Texas Savings & Community Bankers Assoc., et al. v. Federal Housing Finance Board, Case No. A 97 CA 421SS (W. Dist. Texas).

ARTICLE III

PARTICIPATION PROVISIONS

3.1. PARTICIPATION INTEREST. Subject to the terms and conditions of this Agreement, the MPF Bank hereby sells and assigns to the MPF Provider, and the MPF Provider hereby purchases and accepts from the MPF Bank, a Participation Interest in its Loans funded or purchased under a Master Commitment, along with the Notes and the other Loan Documents evidencing and securing such Loans upon the terms and conditions stated herein as further evidenced by a Participation Certificate assumed by the MPF Bank. THIS SALE IS MADE BY THE MPF BANK WITHOUT RECOURSE, REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, EXCEPT AS MAY OTHERWISE BE EXPRESSLY CONTAINED HEREIN.

3.2. DISBURSEMENTS SOLELY BY MPF BANK. Each Loan shall be funded solely by the MPF Bank or the PFI, to or for the benefit of the Borrower, and not by the MPF Provider directly.

3.3. LOAN FEES. The MPF Bank shall be entitled to any loan fees received by the MPF Bank in connection with any Loan (“Loan Fee”), except for Designated Loans which are governed by the terms of the LOP Agreement.

3.4. REVIEW OF MPF BANK’S ACCOUNTING BOOKS AND RECORDS. From time to time Upon reasonable advance request and provided the MPF Bank is not prohibited by law, regulation or court order, the MPF Provider shall be entitled to review, at its cost, the accounting books and records of the MPF Bank with respect to the Program, including but not limited to, credit information pertaining to PFIs, confidential PFI bank examiner’s reports, any classification by an examiner of any PFI, any PFI Agreement, any Borrower or any Loan, provided that such information relate to the Loans or the Credit Enhancement provided for Master Commitments, on condition that only those employees or agents of the MPF Provider who have the need to know any confidential information relating to a PFI shall review such information.

3.5. MPF PROVIDER’S RIGHT TO ITS SHARE OF PRINCIPAL AND INTEREST PAYMENTS. After the purchase by the MPF Provider of its Participation Interest with respect to a Loan and the funding of such Loan to or for the benefit of the Borrower by the MPF Bank, MPF Provider shall be entitled to the MPF Provider’s Share of principal and interest received by MPF Bank with respect to such Loan, subject to its obligation to pay its share of (i) the Credit Enhancement fees payable under the applicable PFI Agreement, (ii) Agent Fees under the PFI Agreement, (iii) all other costs and expenses incurred or payable by the MPF Bank in respect of such Loan or the Master Commitment or PFI Agreement to which such Loan relates, and (iv) all Administrative Costs, as defined in §3.11.1 herein, however, the foregoing shall be subject to the allocation of Realized Losses as provided for in §3.6.9. of this Agreement. Furthermore, if at any time, all or any of the amounts payable by the MPF Bank described in clauses (i) through (iv) above shall be in excess of principal and interest received by the MPF Bank at such time, the MPF Provider will pay the MPF Provider’s Share of such amounts to the MPF Bank upon demand.

3.6. COLLECTIONS, DISBURSEMENTS TO MPF PROVIDER, AND ADMINISTRATION.

3.6.1. Collections of Payments by MPF BANK. Subject to the provisions of § 3.6.5., the MPF Bank shall have the right and obligation to collect from the Borrower or any guarantors, third parties, or otherwise on account of each Loan, including, without limitation, principal, advances to protect the collateral, interest, fees, prepayment premiums (if any), and repayment of advances in excess of the face amount of the Loan, whether such sums are received directly from the Borrower, any guarantors, or any other persons, or by reason of total or partial condemnation or taking by governmental authority, proceeds or recoveries under insurance policies, payment and performance bonds (if any), title insurance policies, amounts realized by reason of any sale or operation of the collateral for the Loan, or enforcement of the Loan Documents (all collectively, the “Loan Recoveries”). The MPF Provider or its designee will hold the Loan Documents in its customary fashion for this Program. The MPF Bank will receive and hold all receipts and collections with respect to the Loan for the pro rata benefit of the MPF Provider. Except to the extent of its obligations under the preceding sentence, the MPF Bank shall have no fiduciary obligations to the MPF Provider. Notwithstanding the foregoing, the MPF Provider acknowledges that:

(a)	the Services Agreement provides for custodial services for the possession, retention and holding of the Loan Documents for the Loans, and the MPF Bank shall not be responsible or liable for any act or omission of the MPF Provider or any document custodian or for the breach or violation by the MPF Provider or any document custodian of its obligations under the applicable custodial agreement; and

(b)	the MPF Bank expects that the PFIs under the PFI Agreements, or other companies selected by the MPF Provider from time to time, will service the Loans and collect and hold Loan Recoveries prior to remittance to MPF Bank, and the MPF Bank shall not be responsible or liable for any act or omission of any such PFIs or other mortgage loan servicers or for the breach or violation by any such person of its obligations under the applicable PFI Agreement or mortgage loan servicing agreement.

If the MPF Provider shall in any manner receive any payments or any other funds or property in connection with any Loan (whether or not voluntary), except from the MPF Bank, the MPF Provider shall immediately notify the MPF Bank, and to the extent appropriate, transfer all or part of such receipts to the MPF Bank.

3.6.2. Distribution of Payments. Whenever the MPF Bank receives a payment of principal, interest or any other Loan Recoveries in connection with a Loan, the MPF Bank shall promptly (and generally, within one Business Day) pay to the MPF Provider, in lawful money of the United States of America and in the kind of the funds so received by the MPF Bank, the MPF Provider’s Share of such amounts, subject to the allocation of Realized Losses as provided in §3.6.9. of this Agreement; provided, however, that the MPF Bank shall be entitled to pay to the MPF Provider any amounts owed under this Agreement by deposit into the MPF Bank’s Clearing Account maintained pursuant to the Services Agreement and such deposit shall satisfy MPF Bank’s payment obligation to the MPF Provider for such amounts. Subject to the allocation of Realized Losses as provided in §3.6.9. of this Agreement, the MPF Bank shall not be required to remit to the MPF Provider any amount not actually collected by the MPF Bank, whether or not the Loan is then in default.

3.6.3. Rescission of Payments. If all or part of any payment of Loan Recoveries or other amounts paid to the MPF Bank is rescinded or must otherwise be returned for any reason and if the MPF Bank has paid the same to the MPF Provider, then the MPF Provider shall pay to the MPF Bank an amount equal to MPF Provider’s Share of the amount which was rescinded or which must be so returned by the MPF Bank, in accordance with the provisions of the FHLB Guide referenced in and incorporated into the Services Agreement. The MPF Provider shall also pay to the MPF Bank any interest on such Loan Recoveries which was also rescinded or must be returned that the MPF Bank is obligated to pay or return to the Borrower.

3.6.4 Application of Loan Recoveries. Subject to Section 4.4 regarding reimbursement to MPF Bank of Defaulted Funds, the MPF Provider’s Share of all Loan Recoveries received by the MPF Bank in connection with a Loan or the Loan Documents shall be paid to the MPF Provider and shall be applied in accordance with the Loan Documents unless no provision is made therein, and then in the following order of priority:

(a)	to the payment of all Administrative Costs;

(b)	to the payment of any amounts payable by Borrower pursuant to any Loan Document (other than the payment of interest or principal) and to the repayment to the MPF Bank of any amount permitted to be paid by the MPF Bank under the Loan Documents and actually paid by the MPF Bank (such as past due taxes not paid by Borrower);

(c)	to the payment of all interest due and payable on the Note; and

(d)	to the payment of principal of the Note.

3.6.5. Powers Granted to the Majority Investor.

(a)

The MPF Bank and the MPF Provider appoint and authorize the Majority Investor (and its agents and independent contractors) as an independent contractor, acting on behalf of the MPF Bank as the named lender, to take any and all actions with respect to Loans, provided however, that the MPF Bank shall retain the power and authority to enforce the Master Commitments, the PFI Agreements and the Guides with respect to its PFIs. The Majority Investor’s power and authority to act with respect to any Loan, includes (without limitation) the following authorizations: (i) to negotiate, administer, control, manage and service each Loan; (ii) to give consents, approvals or waivers in connection with any Loan Document; (iii) to agree to any amendments or modifications of any Loan Document; (iv) to take or refrain from taking any action and make any determination provided herein or in any Loan Document; (v) to acquire additional security for the Loan; (vi) to enforce or refrain from enforcing the Loan Documents; (vii) to make all decisions under the Loan Documents in connection with the day to day administration of the Loan, inspections, and other routine administrating and servicing matters; (viii) to collect and receive from Borrower or any third persons all Loan Recoveries; (ix) to exercise all such powers as are incidental to any of the foregoing matters; and (x) to exercise all powers, rights and remedies and to take all actions with respect to the Loans.

(b)	Without limiting the foregoing, the Majority Investor may, with notice to but without the consent of the Minority Investor: (i) consent to or accept any cancellation or termination of any Loan Document, or agree to a transfer or termination of any instrument now or hereafter assigned to it as security for any Loan; (ii) release, partially or fully, any collateral given as security for any Loan; (iii) release, partially or fully, any party liable on any guaranty or materially amend any guaranty for a Loan (including, without limitation, restricting the amount of the right of recovery thereunder); (iv) agree to any amendment of any Loan Documents; or (v) waive any default involving the payment of principal or interest which is an event of default under any Loan Documents.

3.6.6. Powers Granted to MPF Bank.

(a)	The MPF Provider appoints and authorizes the MPF Bank (and its agents and independent contractors) as an independent contractor, acting on behalf of the MPF Provider and without notice to the MPF Provider, to take any and all actions with respect to the Master Commitments, the PFI Agreements and the Guides, including (without limitation) the following: (i) to take or refrain from taking any action and make any determination provided herein or in the Master Commitments, the PFI Agreement or the Guides; (ii) to acquire additional security for the Credit Enhancement obligations of the PFIs; (iii) to exercise all such powers as are incidental to any of the foregoing matters; and (iv) to exercise all powers, rights and remedies and to take all actions with respect to the Master Commitments, the PFI Agreements and the Guides.

(b)	Without limiting the foregoing, the MPF Bank may, with prior notice to but without the consent of the MPF Provider: (i) consent to or accept any cancellation or termination of any Master Commitment or PFI Agreement, or agree to a transfer or termination of any instrument now or hereafter assigned to it as security for any Master Commitment or PFI Agreement; (ii) release, partially or fully, any collateral given as security for any Master Commitment or PFI Agreement; or (iii) waive any default involving the payment of principal or interest which is an event of default under any PFI Agreement.

(c)	The MPF Bank shall exercise the appointment and authority granted under clauses (a) and (b) of this Section 3.6.6. in the same manner and with the same care that the MPF Bank handles in own assets and as if the MPF Bank were acting for its own account.

3.6.7. Default by Borrowers or PFIs; Enforcement.

(a)	The MPF Bank and the MPF Provider, as the case may be, shall use commercially reasonable efforts to notify the other party, with reasonable promptness, of any material default under any Loan or PFI Agreement of which it becomes actually aware. Both parties are entitled to assume that no default or event which, with the giving of notice or lapse of time, or both, would constitute such a default, has occurred and is continuing unless that party (i) has actual knowledge of such default or event, or (ii) has been notified by the other party in writing that the other party considers that such a default or event has occurred and is continuing and specifies the nature thereof.

(b)	The MPF Bank shall be entitled to take whatever action in its sole discretion it deems appropriate to enforce the rights and remedies accruing on account of such default that the MPF Bank believes in good faith must be taken immediately without an opportunity for consultation in order to protect and preserve the value of any security held for a Loan or for the protection of life, limb or property. The costs and expenses related to such action shall be included in Realized Losses.

(c)	If any Borrower or PFI fails to pay taxes, assessments, insurance premiums or any other charges or expenditures for which such Borrower is responsible under the applicable Loan Documents for any Loans, the MPF Bank may, and at the request of the Majority Investor shall, advance the necessary amounts or make such expenditures. Such advances and expenses shall be included in Realized Losses. The MPF Bank shall cause the servicer to use commercially reasonable efforts to recover from the applicable Borrower all advances and expenses that are the responsibility of such Borrower under the applicable Loan Documents, but making such efforts shall not be a precondition to including such advances and expenses in Realized Losses.

3.6.8. Retention of Counsel. If, in the MPF Provider’s judgment, attorneys should be retained for the protection of its interests, including (without limitation) in connection with actual or threatened litigation, the MPF Provider may employ counsel to represent either or both the MPF Bank and the MPF Provider in connection with the Loan. The MPF Bank shall seek to cause the Borrower or the PFI (as the case may be) to pay the fees and expenses of such counsel in accordance with the Loan Documents or the PFI Agreement, but all such costs and expenses, whether or not the MPF Bank has sought or received reimbursement from the Borrower or the PFI, shall be included in Realized Losses. If the MPF Bank later receives reimbursement therefor from Borrower or the PFI, the MPF Bank shall share such amounts with the MPF Provider on a pro rata basis. The MPF Bank acknowledges that any claim or action against the MPF Bank with respect to a Loan also affects the MPF Provider as the owner of its Participation Interest.

3.6.9. Allocation of Realized Losses. Notwithstanding the transfer of the Participation Interest in the Loans under any Master Commitment to the MPF Provider, the MPF Bank and MPF Provider acknowledge that their respective Spread Accounts must be charged on a pro rata basis to cover any Realized Losses for that Master Commitment, provided however, if those losses arise from Designated Loans, the MPF Provider’s LOP Spread Account shall first be charged in accordance with the LOP Agreement, and further in connection with Master Commitments having Designated Loans, that all Realized Losses occurring after exhaustion of all Spread Accounts shall be paid from the Credit Enhancement obligation of the PFI on a first come, first paid basis. If there are no Designated Loans in a Master Commitment, Realized Losses will be paid from the Credit Enhancement on a pro rata basis once the Spread Accounts have been exhausted. In addition, the parties acknowledge and agree that Residual Realized Losses shall be shared as provided in the definition of Participation Interest in Article I of this Agreement.

3.7. TERMINATION OF THE MPF PROVIDER’S OBLIGATION TO ACQUIRE ADDITIONAL PARTICIPATION INTERESTS. At such time as the Services Agreement expires or terminates, the MPF Bank’s right to sell and the MPF Provider’s obligations to acquire Participations Interests under this Agreement will terminate; provided, however that no such termination shall be effective with respect to any Loans or Master Commitments existing on or prior to the date of such termination or any REO Property (as defined in the Guides) related thereto.

3.8. INTEREST IN LOAN DOCUMENTS.

3.8.1. Proportional Interest. Upon payment by the MPF Provider of the amounts due from the MPF Provider pursuant to Section 2.2, the MPF Provider shall thereupon, without the necessity of any written instrument of assignment or document, become vested with its Participation Interest. Upon such payment, the respective interests of the MPF Provider and the MPF Bank in the Loan Documents and the other rights and claims of the MPF Bank shall be as provided in this Agreement. If the MPF Bank acquires, directly or indirectly, an ownership interest due to the purchase, foreclosure or other realization of any security interest in or lien granted by any of the Loan Documents, the MPF Provider shall have the MPF Provider’s Interest in such ownership interest subject only to the allocation of Realized Losses as provided in §3.6.9. of this Agreement, notwithstanding that title is taken in the name of the MPF Bank (or its nominee or designee, including, without limitation, the applicable PFI) alone. The MPF Provider and the MPF Bank agree that the other party shall not be liable or responsible to the MPF Provider or MPF Bank, as the case may be, for any loss upon the enforcement of any Loan or any loss or liability incurred by virtue of the MPF Bank (or its nominee or designee) acquiring, holding or disposing of any title to or interest in any security for any Loan, as long as the MPF Provider or the MPF Bank, as the case may be, acts with respect to such Loan in the same manner as it would act with respect to its own assets.

3.8.2. Documents and Third Parties. All original Loan Documents shall be held in accordance with the terms of the Services Agreement. The MPF Provider authorizes any third person, without inquiry as to whether any action by the MPF Bank is authorized hereunder, to deal with the MPF Bank concerning any Loan in the same manner as if the MPF Provider did not own its Participation Interest and the MPF Bank were the sole owner of the Loan.

3.8.3. Other Collateral for Loans. The MPF Bank holds for the MPF Provider’s and its own benefit all collateral described in the Loan Documents directly securing performance and payment of the Borrower’s and any guarantor’s obligations and liabilities under the Loan. Except for the security and collateral provisions of the PFI Agreement, the MPF Provider, however, shall have no interest in any (i) other property taken as security for any other credit, loan or financial accommodation made or furnished to Borrower or any guarantor by the MPF Bank in which the MPF Provider has no participation interest; (ii) property now or hereafter in the MPF Bank’s possession or under the MPF Bank’s control other than by reason of the Loan Documents or Master Commitment; or (iii) deposits or other indebtedness which may be or might become security for performance or payment of any of Borrower’s or any guarantor’s obligations and liabilities under the Designated Loan by reason of the general description contained in any instrument other than the Loan Document held by the MPF Bank or by reason of any right of setoff, counterclaim, banker’s lien or otherwise. If, however, such property, deposit, indebtedness or the proceeds thereof shall actually be applied to the payment or reduction of principal, interest, fees, commissions or any other amounts owing by Borrower to the MPF Bank in connection with the Loan, then the MPF Provider shall be entitled to have the same applied to the Loan.

3.8.4. Collateral for Credit Enhancement. The MPF Bank holds for its and the MPF Provider’s proportional benefit the proceeds of all collateral provided from time to time by PFIs under their respective PFI Agreements, Master Commitments and the Guides securing performance and payment of certain credit enhancement obligations of the respective PFIs under the PFI Agreements, but only to the extent such proceeds are applied to cover Realized Losses (as defined in the Guides) incurred by the MPF Bank in Loans. The MPF Provider shall not share in any such collateral to the extent it secures obligations of any PFI with respect to any Master Commitment in which the MPF

Provider does not have a Participation Interest. In addition, the MPF Provider shall have no interest in any (i) other property taken as security for any other credit, loan or financial accommodation made or furnished to any PFI or any affiliate thereof by the MPF Bank in which the MPF Provider has no participation interest; or (ii) property now or hereafter in the MPF Bank’s possession or under the MPF Bank’s control other than by reason of any PFI Agreement. If, however, such property, deposit, indebtedness or the proceeds thereof shall actually be applied to the payment or reduction of principal, interest, fees, commissions or any other amounts owing by any PFI to the MPF Bank in connection with any Master Commitment, then the MPF Provider shall be entitled to application of such amounts to the allocation of Realized Losses with respect to Loans. Notwithstanding any thing else herein contained to the contrary, the parties acknowledge that (i) the method for obtaining a security interest in a PFI’s assets under the PFI Agreement is by the incorporation by reference into that document of the PFI’s Advances, Collateral Pledge and Security Agreement executed with the MPF Bank (the “Security Agreement”), and (ii) pursuant to the Security Agreement, all collateral subject to the security interest created thereby secures all the obligations of a PFI to the MPF Bank on a pari passu basis, including the credit enhancement and other obligations arising under the PFI Agreement and the obligation to repay advances made by the MPF Bank, unless (x) collateral is specifically pledged to secure the PFI’s credit enhancement obligations under the PFI Agreement or some other specific obligation, and (y) the MPF Provider is notified of the specific collateral pledge, in which case, the specifically pledged collateral will first secure the specifically collateralized obligation.

3.9. BOOKKEEPING ENTRIES. The MPF Provider shall record in its financial records the amount of its interest in each Master Commitment and its Participation Interest in the MPF Bank’s rights and obligations in connection with such Master Commitments. The MPF Bank will reflect in its financial records the reduction of such rights and obligations by the amount of such Participation Interest, which may be adjusted from time to time.

3.10. PARTICIPATION CERTIFICATES AND REPORTS. The MPF Bank shall furnish to the MPF Provider from time to time various reports regarding the PFI Agreements and the Master Commitments, including (without limitation):

(a)	Updated Participation Certificates as Master Commitments close or expire;

(b)	Monthly reports regarding the Loans, including (without limitation) monthly payments, aggregate outstanding balances of Loans with respect to each applicable Master Commitment and balances in the MPF Provider’s Pro Rata Spread Account.

The MPF Bank may furnish such reports in such manner (including, without limitation, electronically) as the MPF Bank may provide from time to time. To the extent that such information is based upon information received from third parties (including, without limitation,

PFIs and mortgage loan servicers), the MPF Bank shall have no responsibility with respect to the authenticity, validity, accuracy or completeness thereof. The MPF Provider agrees not to distribute any such information received from the MPF Bank (or copies thereof) to any person or entity, except (i) as required by law or by order of any court or regulatory agency; (ii) to the Federal Housing Finance Board; or (iii) to MPF Provider’s external auditor.

3.11. COSTS AND EXPENSES.

3.11.1. Administrative Costs. The MPF Provider shall, immediately upon demand, indemnify and reimburse the MPF Bank for the MPF Provider’s Share of any and all liabilities, costs, expenses and disbursements (collectively, “Administrative Costs”) which may be incurred or paid by the MPF Bank under or in connection with any Loan or any of the Loan Documents, or any amendment, modification, supplement, restatement or waiver of any thereof, or in any action taken by the MPF Bank to collect the liabilities created under or in connection with such Loan or Loan Documents or to enforce or protect any collateral for any such liabilities (including, without limitation, under Section 3.6.6), for which the MPF Bank has not previously been reimbursed by or on behalf of the applicable Borrower or PFI. Administrative Costs shall include any Agent Fees payable under the PFI Agreements (to the extent the MPF Provider has not paid the same in accordance with Section 3.5 above). However, if the MPF Bank is later reimbursed by any applicable Borrower or PFI or any other obligor for any such expenses, the MPF Bank shall reimburse the MPF Provider according to the MPF Provider’s Share. Further, the parties do not expect the MPF Bank to incur more than nominal Administrative Costs given the services to be provided to the MPF Bank under the Services Agreement.

3.11.2. Costs of Enforcement. Any and all liabilities, costs, expenses and disbursements (including, without limitation, reasonable attorneys’ fees and other legal expenses) incurred by the MPF Bank or MPF Provider in any effort to collect any amounts payable hereunder by the other party to the MPF Bank or the MPF Provider, as the case may be, shall be paid by the defaulting party upon demand of the collecting party whether or not suit is filed, together with interest thereon from the date due until paid at the Default Rate (hereinafter defined).

3.11.3. Payment through Clearing Account. To effect payment of any amount owed by the MPF Provider under this Section 3.11, the MPF Bank shall withdraw funds from the MPF Provider’s Clearing Account from time to time (whether or not any such withdrawal shall cause the balance in the MPF Provider’s Clearing Account to become negative). In the event that any withdrawal from the MPF Provider’s Clearing Account shall cause the balance in such account to become negative, such deficit shall be governed by the provisions of Section 4.4.

3.11.4. Certain Costs Excluded. Subject to the provisions of Section 3.11.2., no party hereto is responsible for any other party’s attorney’s fees or any other expenses in connection with the negotiation and execution of this Agreement; provided, however that this provision shall not limit the obligations of any PFI, the MPF Bank or the MPF Provider to reimburse the MPF Bank or MPF Provider for attorneys’ fees or any other expenses as required by the applicable PFI Agreement or this Agreement, respectively.

3.12. EXCULPATIONS.

(a) Neither the MPF Bank nor any of its shareholders, directors, officers, employees or agents shall be liable to the MPF Provider for any obligation, undertaking, act or judgment of any Borrower, any PFI, any guarantor or any other person, or for any error of judgment or any action taken or omitted to be taken by the MPF Bank (except for any liability of the MPF Bank, but only to the extent that the same arises directly and solely from (i) gross negligence or willful misconduct by the MPF Bank or (ii) when handling funds, ordinary negligence of the MPF Bank). Without limiting the generality of the foregoing, the MPF Bank (a) may consult with legal counsel, accountants, financial advisers and other consultants and experts reasonably selected by the MPF Bank and shall not be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel and advisers; (b) shall incur no liability under or in respect of any such agreement, document or collateral by acting upon any notice by telephone or otherwise, or writing (including, without limitation, telex and telegraphic communication) reasonably believed by the MPF Bank to be genuine and to be signed or sent by the proper party or person; (c) shall not be responsible for any warranty or representation made in or in connection with any PFI Agreement, Master Commitment, the Guides, the Program, any Loan or any of the Loan Documents, or for the financial condition of any Borrower, any PFI, any guarantor or any other person, or for the value of any collateral, or for the observance or performance of any obligations of Borrower, any PFI, any guarantor or any other person or entity; and (d) makes no warranty or representation (except as provided in Section 2.4) and shall not be responsible for the due execution, validity, enforceability, sufficiency or collectibility of any PFI Agreement, Master Commitment, the Guides, the Program, any Loan or any of the Loan Documents.

(b) Neither the MPF Provider nor any of its shareholders, directors, officers, employees or agents shall be liable to the MPF Bank for any obligation, undertaking, act or judgment of any Borrower, any PFI, any guarantor or any other person, or for any error of judgment or any action taken or omitted to be taken by the MPF Provider (except for any liability of the MPF Provider, but only to the extent that the same arises directly and solely from (i) gross negligence or willful misconduct by the MPF Provider or (ii) when handling funds, ordinary negligence of the MPF Provider), or be bound to ascertain or inquire as to the performance or observance of any provision of any PFI Agreement, Master Commitment, the Guides, the Program, any Loan or any of the Loan Documents. Without limiting the generality of the foregoing, the MPF Provider (a) may consult with legal counsel, accountants, financial advisers and other consultants and experts reasonably selected by the MPF Provider and shall not be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel and advisers; (b) shall incur no liability under or in respect of any such agreement, document or collateral by acting upon any notice by telephone or otherwise, or writing (including, without limitation, telex and telegraphic communication) reasonably believed by the MPF Provider to be genuine and to be signed or sent by the proper party or person; (c) shall not be responsible for any warranty or representation made by PFIs in or in connection with any PFI Agreement, Master Commitment, the Guides, the Program, any Loan or any of the Loan Documents, or for the financial condition of any Borrower, any PFI, any guarantor or any other person, or for the value of any collateral, or for the observance or performance of any obligations of Borrower, any PFI, any guarantor or any other person or entity; and (d) makes no warranty or representation (except as provided in Section 2.4) and shall not be responsible for the due execution, validity, enforceability, sufficiency or collectibility of any PFI Agreement, Master Commitment, the Guides, the Program, any Loan or any of the Loan Documents.

3.13. UNCONDITIONAL OBLIGATIONS. The MPF Provider and the MPF Bank agree that their respective obligations under this Agreement are, and at all times and in all events shall be, absolute, irrevocable and unconditional and shall not be affected by any intervening circumstances occurring after the date hereof or by, among other things, any of the following:

(a)	any act or omission of any kind by the any PFI, any Borrower, any guarantor or any other person (except for a breach by the other party); or

(b)	any set-off, counterclaim or defense to payment which the MPF Provider or MPF Bank may have or have had against the other party unrelated to this Agreement; or

(c)	the existence of any event of default hereunder or under any of the Loan Documents, PFI Agreements, Master Commitments, the Guides or any other agreement (except this Agreement), instrument or document referred to in or executed and delivered pursuant to any thereof; or

(d)	any change of any kind whatsoever in the financial position or creditworthiness of the MPF Bank, the MPF Provider, any Borrower, any PFI, any guarantor or any other person.

ARTICLE IV

GENERAL

4.1. AUTHORIZATION AND ENFORCEABILITY REPRESENTATIONS. The MPF Bank and the MPF Provider each hereby represents to the other party hereto that (i) all necessary corporate and other action has been taken to authorize it to execute, and to perform its obligations under, this Agreement, and (ii) this Agreement is the legal, valid and binding obligation of such party, enforceable against it.

4.2. ASSIGNMENT BY PARTICIPANT AND MPF BANK. The rights of the MPF Bank and the MPF Provider to subparticipate, transfer or assign to any other person or entity, all or any portion of the MPF Provider’s rights and obligations hereunder or of the MPF Bank’s interests in the Loans shall be subject to the terms of the Services Agreement.

4.3. OTHER TRANSACTIONS BETWEEN MPF BANK AND PFIS. The MPF Bank may accept deposits from, lend money to, and generally engage in any kind of business with any PFI, any guarantor and their subsidiaries, owners, partners and affiliates, if any (collectively, “PFI Affiliates”) and any person who may do business with or own interests in any of them. The MPF Provider shall have no interest in any property taken as security for any other loans or any credits extended to any PFI or any of PFI Affiliates by the MPF Bank. Nothing herein shall in any manner be deemed to limit or preclude the right of the MPF Bank to enter into any such other arrangements or to exercise any rights or remedies available in connection therewith, including (without limitation) the exercise of any right of set-off or other rights available as a matter of law.

4.4. MPF PROVIDER’S DEFAULT. If the MPF Provider shall default in or otherwise fail to meet its obligations to provide funds pursuant to Section 2.2 (such funds being referred to as “Defaulted Funds”), then the MPF Bank may advance funds to the Borrower in an amount not exceeding the amount of such Defaulted Funds. If the MPF Bank makes any such advance, then the MPF Provider shall immediately reimburse the MPF Bank upon demand. Any sums due from the MPF Provider to the MPF Bank (including, without limitation, Defaulted Funds and the MPF Provider’s Share of costs and expenses under Section 3.11) shall: (i) accrue interest, payable upon demand, at the MPF Provider’s DID Rate (as it may change from time to time) plus one percent (1%) per annum (“Default Rate”); and (ii) shall be paid in full, together with interest thereon, from any moneys (including, without limitation, all payments of principal, interest, expenses or fees, whether obtained from or on behalf of the Borrower, voluntarily or otherwise) which would have been payable to the MPF Provider in the absence of the MPF Provider’s default, prior to the MPF Provider’s receiving such moneys. In addition, the MPF Bank may withdraw funds from the Clearing Account from time to time to satisfy the MPF Provider’s obligations under this Section 4.4 (whether or not any such withdrawal shall cause the balance in the MPF Provider’s Clearing Account to become negative) upon giving the MPF Provider concurrent notice. Such payments to the MPF Bank shall be first applied to accrued interest and then to the repayment of the amounts initially owed to the MPF Bank. The MPF Provider shall remain obligated to fund all other amounts under this Agreement. The MPF Bank’s remedies and rights under this Agreement are cumulative and concurrent and in addition to every other available right, power or remedy at law or in equity.

4.5. MPF BANK’S DEFAULT. Any sums due from the MPF Bank to the MPF Provider shall be payable upon demand and shall accrue interest, payable upon demand, at the Default Rate. In addition, the MPF Provider may withdraw funds from the MPF Bank’s Clearing Account from time to time to satisfy the MPF Bank’s obligations under this Section 4.5 (whether or not any such withdrawal shall cause the balance in the MPF Bank’s Clearing Account to become negative) upon giving the MPF Bank concurrent notice. In such event, the provisions of the Services Agreement shall be applicable. Such payments to the MPF Provider shall be first applied to accrued interest and then to the repayment of the amounts initially owed to the MPF

Provider. The MPF Bank shall remain obligated to fund all other amounts under this Agreement. The MPF Provider’s remedies and rights under this Agreement are cumulative and concurrent and in addition to every other available right, power or remedy at law or in equity.

4.6. MISCELLANEOUS.

4.6.1. Notices. Whenever notice is required under this Agreement or by applicable law, it must be given as described in this section. All demands, notices and communications under this Agreement shall be in writing and shall be delivered in person or sent by certified United States mail, postage prepaid, return receipt requested or sent by facsimile transmission or sent through a nationally recognized overnight delivery service, addressed at the applicable party’s address. Any such notice shall be deemed delivered upon the earlier of actual receipt and, in the case of notice by United States mail, three Business Days after deposit with the United States post office, and in the case of notice by overnight courier, the Business Day immediately following the date so deposited with the overnight delivery service.

4.6.2. Addresses. For purposes of this Agreement, the addresses and facsimile numbers for the MPF Bank and the MPF Provider and the electronic transmission information for the parties are as set forth below their respective signatures to this Agreement. Any such change must be given in writing and given in accordance with the provisions of Section 4.6.1, but shall be effective only upon actual receipt.

4.6.3. Effect of Agreement and Relationship of Parties. This Agreement does not affect any relationships created pursuant to the Services Agreement or any other participation agreements. The MPF Bank will have no obligation or responsibility or fiduciary duty to the MPF Provider except as specifically stated herein. The execution of this Agreement, the performance of the terms or provisions hereof, and the performance or exercise of any obligations or rights pursuant hereto (including, without limitation, the MPF Provider’s purchase of and ownership interest in its Participation Interest in any Designated Loan and any Loan Documents) shall not constitute the MPF Provider as the owner, holder, purchaser or seller of any security (as that term is defined in the Securities Act of 1933 or the Securities Exchange Act of 1934) issued, owned, purchased or sold by the MPF Bank, either as principal or as agent for the Borrower. The MPF Provider is purchasing and acquiring legal and equitable ownership of its Participation Interest in the Loans and is not making a loan to the MPF Bank, and no debtor-creditor relationship exists between them as a result of this Agreement. This Agreement, along with the Services Agreement and LOP Agreement, constitutes the entire agreement among the parties, and no representation, promise, inducement or statement of intent has been made by the MPF Bank to the MPF Provider which is not embodied in this Agreement.

4.6.4. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

4.6.5. Governing Law. This Agreement shall be a contract made under, and governed in every respect by, the internal laws (and not the conflicts law) of the State of Illinois.

4.6.6 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

4.6.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the MPF Bank and the MPF Provider and their respective successors and permitted assigns (subject to Section 4.2).

4.6.8. Waivers and Amendments. No delay on the part of either party in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by either party of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment to, modification or waiver of, or consent with respect to, any provision of this Agreement shall in any event be effective unless in writing and executed and delivered by the MPF Bank and the MPF Provider; provided, however, that the MPF Provider may amend, modify or waive any provisions of the Guides from time to time with respect to any matter, PFI, Borrower or Loan without the consent of the MPF Bank.

4.6.9. References to Sections, Exhibits and Agreement; Captions. Unless otherwise indicated either expressly or by context, any reference in this Agreement to a “Section” or “Exhibit” shall be deemed to refer to a Section of or Exhibit to this Agreement. All references herein to this “Agreement” shall, as of any time after the date hereof, be deemed to include all amendments hereto which have been made prior to such time in accordance with Section 4.6.8. Article and Section captions used in this Agreement are for convenience only, and shall not affect the construction of this Agreement.

4.6.10. Mediation of Disputes; Jurisdiction, Venue and Service of Process. No MPF Bank nor the MPF Provider shall institute a proceeding before any tribunal to resolve any controversy or claim arising out of or relating to the Agreement, or the breach, termination or invalidity thereof (a “Dispute”), before such party has sought to resolve the dispute through mediation. If the parties do not promptly agree on a mediator, either party may request the then Chairman of the Board of the Federal Housing Finance Board to appoint a mediator. All mediation proceedings under the Agreement shall be held in Washington, D.C. or such other location as the parties may agree upon. If the mediator is unable to facilitate a settlement of the Dispute within a reasonable time, as determined by the mediator, the mediator shall issue a written statement to the parties to that effect and the complaining party may then pursue any other remedy available to it at law or in equity. The fees and expenses of the mediator shall be paid by the party initiating mediation.

The MPF Bank hereby consents to the exercise of jurisdiction over its person and its property by any court of competent jurisdiction situated in the State of Illinois (whether it be a court of the State of Illinois or a court of the United States of America situated in Illinois) for the enforcement of this Agreement or in any other controversy, dispute or question arising hereunder, and the MPF Bank hereby waives any and all personal or other rights to object to such jurisdiction for such purposes. The MPF Bank, for itself and its successors and assigns, hereby waives any objection which it may have to the laying of venue of any such action, suit or proceeding in any such court; provided, that the provisions of this paragraph shall not be deemed to preclude any other appropriate forum. If such litigation is commenced at any time, the MPF Bank agrees that service of process may be made, and personal jurisdiction over the MPF Bank obtained, by service of a copy of the summons, complaint and other pleadings required to commence such litigation by United States certified or registered mail, return receipt requested, addressed to the MPF Bank at its address for notices as provided in this Agreement. The MPF Bank waives all claims of lack of effectiveness or error by reason of any such service.

4.6.11. Confidentiality. Except as may be required by law, or as may occur as a result of the operation of law, or as may be requested by any regulatory authority having authority over the parties, each of the parties agrees to maintain the confidentiality of all confidential information furnished to the party hereunder or in connection with the Loans, except that no party will have no obligation of confidentiality with respect to information that may be generally available to the public, or becomes generally available to the public through no fault of that party. Each party shall use the confidential information only in connection with the underwriting, administration and enforcement of the Loans and this Agreement.

4.6.14. Specific Performance. The parties hereto recognize and agree that it may be impossible to measure in money the damages which will accrue to any party hereto or its successors or assigns by reason of a failure to perform any of the obligations arising under this Agreement. Therefore, if a party or its successors or assigns shall institute any action or proceeding to enforce any provision hereof, any party against whom such action or proceeding is brought hereby agrees that specific performance may be sought and obtained for any breach of this Agreement, without the necessity of providing actual damages.

IN WITNESS WHEREOF, each of the MPF Banks and the MPF Provider has caused this Agreement to be executed by its duly authorized officers, as of the dates first above written.

MPF PROVIDER:

FEDERAL HOME LOAN BANK OF CHICAGO

By:	/s/ Alex J. Pollock
Alex J. Pollock, President & Chief Executive Officer

Address:	111 East Wacker Drive, Suite 700 Chicago, Illinois 60601 Attention: Mr. Kenneth L. Gould Executive Vice President

Facsimile No.: (312) 565-5855

Electronic Transmission: kgould@fhlbc.com

MPF BANK:

FEDERAL HOME LOAN BANK OF PITTSBURGH

By:	/s/ James D. Roy
James D. Roy, President & CEO

By:	/s/ Jane P. Duffy
Jane P. Duffy, Senior Vice President

Address:	601 Grant Street, 15th Floor Pittsburgh, Pennsylvania 15219-4455 Attention: MPF Operations Manager

Facsimile No.: (412) 288-7318

Electronic Transmission: renee.pfender@fhlb-pgh.com

EXHIBIT A

PARTICIPATION CERTIFICATE

, 1999

ISSUED TO:

FEDERAL HOME LOAN BANK OF CHICAGO

111 E. Wacker Drive

Chicago, Illinois 60601

Attention: MORTGAGE PARTNERSHIP FINANCE Group

Re: Pro Rata MPF® Participation Agreement dated as of                        , 1999 (herein, as it may be modified or amended from time to time, the “Agreement”) among the Federal Home Loan Bank of Chicago (the “MPF Provider”), and the Federal Home Loan Bank of                          (the “MPF Bank”), and that certain Master Commitment No.                          dated                         .

Ladies/Gentlemen:

Please refer to the Agreement. All capitalized but undefined terms used herein shall have the same respective meanings as in the Agreement.

Pursuant to the Agreement, we acknowledge receipt of your funding of the MPF Provider’s Participation Share in the Loans under the above referenced Master Commitment as set forth on Schedule I and the attachments thereto.

This certificate evidences your Participation Interest in the Loans and sets forth the MPF Provider’s Share under the Master Commitment in the amount set forth on the attachments.

FEDERAL HOME LOAN BANK OF

By:
Title:

SCHEDULE I

to Participation Certificate

issued by

Federal Home Loan Bank of

dated                     , 1999

in favor of

Federal Home Loan Bank of Chicago

Identification and Fundings of the MPF Provider’s Participation Interest in the Loans under the

Master Commitment

and of the MPF Provider’s Share of such Master Commitment

[Identify the Master Commitment to which

the Participation Certificate relates,

and the calculation of the MPF Provider’s Share; and

if applicable, refer to the Designated Loans for such Master Commitment which are excluded in calculating the parties interests in the remaining Loans]